EXHIBIT 10.5
Restricted Share Agreement for
Non-Executive Directors under
Assured Guaranty Ltd. 2024 Long-Term Incentive Plan
THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Director and Assured Guaranty Ltd. (the "Company"):
WITNESSETH THAT:
WHEREAS, the Company maintains the Assured Guaranty Ltd. 2024 Long-Term Incentive Plan as adopted by the Board on February 21, 2024 and approved by shareholders on May 2, 2024, and as further amended thereafter from time to time (the "Plan"), and the Director has been selected by the committee administering the Plan (the "Committee") to receive a Restricted Share Award under the Plan; and
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Director, as follows:
1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:
(a)The "Director" is _______________.
(b)The "Grant Date" is May 2, 2024.
(c)The number of "Covered Shares" shall be ______ Shares.
Other words and phrases used in this Agreement are defined pursuant to paragraph 15 or elsewhere in this Agreement.
2. Restricted Share Award. This Agreement specifies the terms of the "Restricted Share Award" granted to the Director.
3. Restricted Period. Subject to the limitations of this Agreement, the "Restricted Period" for the Covered Shares of the Restricted Share Award shall begin on the Grant Date and end on the day immediately prior to the next annual shareholders meeting during which elections for directors are held following the Grant Date.
The Restricted Period shall end prior to the date specified above to the extent set forth below:
(a)    The Restricted Period shall end on the date the Director ceases to be a director of the Company (and is not otherwise employed by the Company or its Subsidiaries), if the Director ceases to be a director by reason of the Director’s Disability or death. The Director shall be considered to have a "Disability" if the Nominating and Governance Committee of the Board of Directors determines that the Director is unable to serve as a Director as a result of a medically determinable physical or mental impairment.

(b)    The Restricted Period shall end upon a Change in Control (as defined in the Plan), provided that such Change in Control occurs on or before the date the Director ceases to be a director of the Company.
4. Transfer and Forfeiture of Shares. If the Restricted Period with respect to the Covered Shares ends on or before the date the Director ceases to be a director of the Company, then at the end of such Restricted Period, the Covered Shares shall be transferred to the Director free of all restrictions. If the Restricted Period with respect to the Covered Shares does not end on or before the date the Director ceases to be a director of the Company, then as of the date the Director ceases to be a director of the Company, the Director shall forfeit all Covered Shares.
5. Transferability. Except as otherwise provided by the Committee, the Restricted Share Award may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period.
6. Dividends. Subject to the Director not forfeiting the Covered Shares prior to the end of the Restricted Period, the Director shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period. Any dividends that become payable prior to the end of the Restricted Period shall be held by the Company and shall be payable to the Director in cash on the date that the Restricted Period ends with respect to the Covered Shares; provided, however, the Director shall forfeit the Director’s right to receive any such dividends if the Director forfeits the Covered Shares for any reason.
7. Voting. The Director shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Director if the Director was then vested in the shares; provided, however, that the Director shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which the Director has forfeited those shares.
8. Registration of Restricted Share Award. Each certificate issued in respect of the Covered Shares awarded under this Agreement shall be registered in the name of the Director.
9. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any benefits deliverable to the Director under this Agreement have not been delivered at the time of the Director's death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Director in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Director fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Director, any rights that would have been exercisable by the Director and any benefits distributable to the Director shall be distributed to the legal representative on behalf of the estate of the Director. If a deceased Director designates a beneficiary and the Designated Beneficiary survives the Director but dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated

Beneficiary shall be distributed to the legal representative of the estate on behalf of the Designated Beneficiary. Any benefits deliverable following the death of the Director to the Designated Beneficiary or the legal representative on behalf of the estate will be made as soon as administratively possible following the date that the Company determines to whom such benefits should be made pursuant to this Section 9 and in any event within the period required pursuant to Section 409A of the Code.
10. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Without limitation, the Committee shall have full authority and discretion to interpret this Agreement, make factual determinations, and apply this Agreement and the Plan based on its factual determinations. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons.
11. Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Director from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
12. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by email, fax, or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Director, at the Director's address indicated by the Company's records (including, for Directors who are active directors of the Company, the Director’s Company email address), or if to the Company, at the Company's principal executive office.
13. Fractional Shares. In lieu of issuing a fraction of a Share, resulting from an adjustment of the Restricted Share Award pursuant to the Plan or otherwise, the Company will be entitled to pay to the Director an amount equal to the fair market value of such fractional Share.
14. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Director and the Company without the consent of any other person.
15. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Director has executed the Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.
Assured Guaranty Ltd.

_____________________________________________
By:     Ling Chow
Its:     General Counsel

Director:

_____________________________________________

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